                                                                    EXHIBIT 21.1

               SUBSIDIARIES OF ALLIANCE FIBER OPTIC PRODUCTS, INC.


Name                                                Jurisdiction of Organization
- ----                                                ----------------------------
Transian Technology Ltd. Co.                        Republic of China

Alliance Fiber Optic Products                       People's Republic of China